BUFFALO GOLD LTD.

Suite 300, 1055 west Hastings Street, Vancouver, B.C., Canada V6E 2E9

Phone: 604-685-5492  Fax: 604-688-4169

October 3, 2005

BUFFALO MOBILIZES DRILL RIG TO RED PROPERTY

Buffalo Gold Ltd. (TSX-V: BUF.U) is pleased to announce that it has mobilized a drill rig and field crews to the Red Property, located approximately forty kilometres south of Northgate’s Kemess Mine in northern British Columbia.  The Red Property is a copper-gold porphyry prospect characterized by a northwest trending structural corridor that controls the emplacement of a broad dioritic intrusive complex where copper-gold mineralization is associated with diorite-porphyry dykes that cut older Takla Group volcanic rocks.

The Phase One drill program will consist of four drill holes totaling 850 metres that will test three separate targets within the main target area, as detailed below:

1.

Two drill holes will test the interpreted northwestern extension of the porphyry style copper/gold mineralization intersected in hole R04-14 (36.5 metres 0.26% copper and 0.12 g/t gold) and will also test a coincident I.P chargeability anomaly and copper-in-soil geochemical anomaly approximately 150 metres northwest of drill hole R04-14.

2.

One drill hole will test a northwest trending gold and copper MMI anomaly that lies immediately south of and sub parallel to the main trend of copper mineralization intersected in previous drilling; this anomaly has never been drill tested.

3.

One drill hole will test the NW trending contact between the layered ultramafic intrusive unit and Takla volcanic rocks along the southwestern margin of the structural corridor.

Buffalo has an option to acquire a 60% interest in the Red Property. The Red Property is presently held under option by Gitennes Exploration Inc., which can acquire a 100% interest in the Red Property, subject to a 1.5% net smelter return royalty.

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

     “Douglas S. Turnbull”

Douglas S. Turnbull, Director

NO STOCK EXCHANGE HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN